STAAR SURGICAL’S REFRACTIVE PRODUCT SALES GROW 39% SEQUENTIALLY IN THE SECOND QUARTER

Total Sales Grow 9.4% Sequentially and 4.7% Year-Over-Year; Highest Quarterly Revenue Since 1999
U.S. Visian ICL™ Lens Sales Grow 76% Sequentially
U.S. Cataract Sales Up 7.4% Sequentially

MONROVIA, CA, Aug. 1, 2006—STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its second quarter ended June 30, 2006.

Total product sales for the second quarter were $14,561,000, an increase of 4.7% compared with $13,910,000 reported for the same period of 2005 and an increase of 9.4% compared with $13,315,000 reported for the first quarter of 2006. The increase in sales during the second quarter of 2006 was the third consecutive quarter of sales growth. Excluding the impact of changes in currency, second quarter 2006 net sales were $14,581,000, up 4.8% compared with the second quarter of 2005.

For the first six months of 2006, total product sales were $27,876,000, an increase of 1% compared with the same period of last year. Excluding the impact of changes in currency, sales in the first six months of 2006 were $28,401,000, up 2.9% compared with the same period of 2005.

“Our improved second quarter performance is a reflection of our progress in achieving our 2006 corporate goals,” said David Bailey, President and CEO of STAAR Surgical. “During the second quarter we achieved 107% year-over-year sales growth in our refractive business, significantly driven by the sales growth of our Visian ICL in the U.S. U.S. ICL sales grew 76% sequentially during the second quarter and our U.S. launch continues to lay the foundation for the future success of STAAR. As of July 28, 2006, we have proctored 198 surgeons and have greatly expanded our marketing activities. We continue to believe that our strategy of focusing on high-quality patient outcomes and thorough surgeon training and support will allow us to build a solid long-term reputation for this product.”

U.S. net sales for the second quarter increased 17.7% to $5,986,000 compared with the same period of 2005 and were up 16.2% compared with the first quarter of 2006. For the first six months of 2006, U.S. net sales were up 10.6% compared with the same period of 2005. The increase in U.S. sales for both periods reflects both the recent approval of the Visian ICL for the treatment of myopia as well as the continued improvement in U.S. cataract sales. U.S. sales of the Visian ICL and all refractive support products were $1,311,000 in the second quarter of 2006 and $783,000 in the first quarter of 2006. U.S. sales of ICLs were $1,197,000, up 76% compared with the first quarter of 2006. Second quarter 2006 U.S. cataract product sales in the U.S. declined 8.1% compared with the second quarter of 2005, but grew 7.4% compared with the first quarter of 2006.

“We continued to make progress on our goal to regenerate U.S. cataract sales,” continued Mr. Bailey. “For the second consecutive quarter, we achieved sequential sales improvement and U.S. cataract sales were up 7%. While second quarter 2006 cataract sales were down 8% compared with last year, this year-over-year comparison is a considerable improvement from the first quarter of 2006 when sales were down 13% compared with the first quarter of 2005. With the U.S. ICL approval behind us, we are now in a position to begin dedicating resources to developing and bringing new and enhanced products to the cataract market later this year and in 2007. These enhanced products should further lay the foundation for profitability and growth in 2007 and beyond in our core cataract franchise.”

International net sales for the second quarter were $8,575,000, a decrease of 2.8% compared with the second quarter of 2005 and were impacted by a 10% decrease in cataract product sales. The decline in international cataract sales is primarily due to the ongoing impact of the doctor strikes in Germany, one of STAAR’s largest cataract sales markets. Cataract product sales in Germany were down 9% compared with second quarter 2005, but improved over first quarter 2006 by 16%. Second quarter 2006 international sales increased 5% compared with the first quarter of 2006. For the first six months of 2006 international sales were $16,737,000, down 4.5% compared with the same period of last year and were impacted by the aforementioned doctor strikes in Germany.

During the second quarter, international sales of ICLs and TICLs grew 26.3% to $2,094,000 compared with the second quarter of 2005. Year-to-date international sales of ICLs and TICLs grew 24.9% to $3,776,000, compared with the same period of last year.

Total refractive sales during the second quarter of 2006 grew 106.9% to $3,454,000 compared with $1,669,000 in the same period of 2005. During the first six months of 2006, total refractive sales were $5,938,000, up 95% compared with the same period of 2005.

“In the first six months of 2006, our international sales were negatively impacted by the difficult cataract market conditions in Germany,” continued Mr. Bailey. “While a strike settlement between doctors and state-run and university clinics was reached in June, doctors at city-run hospitals throughout Germany are now on strike and this continues to reduce cataract sales in the country. Difficulties in this product category and market were partially offset by strong international sales growth of refractive products, including the ICL and the TICL, which grew 26% during the first six months of 2006.”

“We believe we are well positioned to continue to achieve overall growth in our cataract and refractive franchises,” continued Mr. Bailey. “Our aspheric preloaded silicone IOL lens, which recently received the CE Mark is rolling out as planned in the international markets. In addition, we were very pleased to receive approval from the State Food and Drug Administration of the People’s Republic of China (SFDA) for the ICL. We believe that China is a significant growth opportunity for the ICL and we have already begun to build interest among the opinion leaders in the region. Based upon our strong sales growth, we are confident that our ICL and TICL products will become an integral part of refractive surgeon’s practices. Our product provides positive economics for doctors as well as superior outcomes for patients. Throughout the rest of 2006 and 2007, we are focused on new regulatory approvals, such as the Toric ICL in the US and other product introductions that we believe will support continued growth into the future.”

Gross profit margin was 48.4% for the second quarter of 2006 compared with 47.5% for the same quarter of last year and 48.1% for the first quarter of 2006. The increase in gross profit margin for the second quarter primarily resulted from increased volume of higher margin ICLs in the U.S. partially offset by a decline in cataract product gross margins due to decreased average selling prices. The Company expects gross profit margin to continue to increase as sales of ICLs become a larger percentage of overall revenue and enhanced cataract products are delivered to the market.

Selling, general, and administrative expenses for the second quarter of 2006 increased $1,542,000 or 18%, compared with the second quarter of 2005. Of the increase, $422,000 resulted from option-based expense as a result of the adoption of FAS 123R; excluding this impact, selling, general and administrative expenses increased 13.1% or $1,120,000.

General and administrative expenses for the second quarter of 2006 were up 17.3% or $403,000 compared with the second quarter of 2005. Excluding the $245,000 impact of FAS 123R, general and administrative expenses increased 6.7%. The additional increase to general and administrative costs for the quarter was primarily due to increased director’s fees, rent and utilities, and insurance costs.

Marketing and selling expenses for the second quarter of 2006 increased 17.2% or $816,000 compared with the second quarter of 2005. Excluding the $108,000 impact of FAS 123R, marketing and selling expenses increased 15%. The increase in marketing and selling expenses during the second quarter, primarily resulted from increased costs to support the ongoing roll-out of the Company’s refractive products in new geographies, including the U.S.

Research and development expenses, including regulatory and clinical expenses, for the second quarter of 2006, increased 22% or $323,000 compared with the second quarter of 2005. Excluding the $69,000 impact of FAS 123R, research and development expenses increased 17.3%. The increase in research and development expenses, excluding the impact of the adoption of FAS 123R, is due to costs associated with the Toric ICL pre-market approval supplement submitted during the second quarter of 2006 and new product development.

Net loss for the second quarter of 2006 was $3,218,000 or $0.13 per share, compared with a net loss of $2,110,000 or $0.09 per share for the second quarter of 2005. The impact of the adoption of FAS 123R had a $422,000 or $0.02 per share impact on the second quarter 2006 net loss. Net loss for the first six months of 2006 was $6,581,000 or $0.26 per share compared with $4,448,000 or $0.20 per share during the same period of 2005. The adoption of FAS 123R negatively impacted the net loss during the first six months of 2006 by $807,000 or $0.03 per share.

“During the second quarter of 2006, we were able to significantly reduce our total cash usage over the first quarter of 2006,” added Deborah Andrews, Chief Financial Officer of STAAR Surgical. “Despite increased spending on strategic initiatives and promotional activities to support our U.S. ICL launch, we were able to reduce our cash used for operating activities by 21% and overall cash usage by 62% compared with the first quarter of 2006. We were also significantly favorable to our internal operating plans. Looking ahead to the final six months of 2006, we believe we can further reduce our cash usage and show improvement in this area for the full year compared with 2005.”

STAAR exited the second quarter with approximately $8,520,000 in cash, cash equivalents and short-term investments compared with $12,708,000 at December 30, 2005 and $9,664,000 at March 31, 2006. The Company used approximately $1,144,000 in cash during the second quarter, which is 46% below the Company’s cash usage of $2,115,000 during the second quarter of 2005, and 62% below the cash usage level for the first quarter of 2006. The cash usage amounts referenced previously for the second quarter of 2006, second quarter of 2005, and first quarter of 2006 exclude the effect of purchases and sales of short term investments and proceeds from private placements. Approximately $192,000 was invested in the purchase of property and equipment during the second quarter of 2006 and $892,000 in cash was generated from the proceeds of stock option exercises. The Company entered into two lease lines of credit during the quarter, one of which treats property and equipment financed as an operating lease and the other treats property and equipment financed as a capital lease. The Company completed a sale-leaseback of property and equipment under the capital lease line, which reduced purchases of property and equipment for the second quarter of 2006 by $349,000. During the first six months of 2006, the Company used approximately $4,188,000 in cash, cash equivalents and short-term investments, a 32% improvement compared with the same period of 2005.

STAAR’s bank debt at the end of the second quarter of 2006 was approximately $1,786,000. Total current liabilities, including the bank debt, were $11,806,000.

Conference Call
The Company will host a conference call and webcast today, August 1, 2006 at 2:00 p.m. Pacific Time to discuss the Company’s second quarter 2006 results and recent corporate developments. The dial-in number for the conference call is 800-257-7087 for domestic participants and 303-262-2052 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through Midnight Pacific Time on Tuesday, August 8, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, both using passcode 11066190#. To access the live webcast of the call, go to STAAR Surgical’s website at www.staar.com. An archived webcast will also be available at www.staar.com.

Supplemental Financial Information and Non-GAAP Financial Measures

This press release includes supplemental financial information which STAAR believes is useful to assess its operating performance. The following financial measure included herein is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”): Cash Usage. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measures is presented as a table attached to this release. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About STAAR Surgical
STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR’s products are used by ophthalmic surgeons and include the VISIAN ICL as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR’s ICL is approved by the FDA for use in treating myopia, has received CE Marking and is approved for sale in 42 countries. More than 50,000 ICLs have been sold worldwide. More information is available at www.staar.com.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, sales, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding expectations for success of the ICL or other products in U.S. or international markets, any statements concerning proposed new products and government approval of new products, services or developments, statements of expectations regarding pending transactions, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing, our ability to overcome negative publicity resulting from warning letters and other correspondence from the FDA Office of Compliance, the willingness of surgeons and patients to adopt a new product and procedure, and our ability to successfully launch and market the ICL in the U.S. while overcoming the foregoing challenges. Our ability to capitalize on the opportunity presented by the U.S. ICL approval depends on our overall financial condition, which can be adversely affected by general economic conditions, and other factors beyond our control, including those detailed from time to time in our reports filed with the Securities and Exchange Commission. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

Consolidated Financial Statements

STAAR Surgical Company
Condensed Consolidated Statements of Income
(In 000’s except for per share data)

	Three Months Ended		Six Months Ended
	June 20,	July 30	June 30,	July 1,
	2006	2005	2006	2005
Sales	$14,561	$13,910	$27,876	$27,588
Cost of goods sold	7,521	7,300	14,437	14,528
Gross profit	7,040	6,610	13,439	13,060
General and administrative	2,736	2,333	5,537	4,683
Marketing and selling	5,558	4,741	10,640	9,593
Research and development	1,789	1,466	3,515	2,749
Total selling, general and
administrative expenses:	10,083	8,540	19,692	17,025
Operating loss	(3,043)	(1,930)	(6,253)	(3,965)
Other income, net	(60)	236	(6)	443
Loss before income taxes	(3,103)	(1,694)	(6,259)	(3,522)
Income tax provision	115	424	322	942
Minority interest	0	(8)	(16)
Net loss	($3,218)	($2,110)	($6,581)	($4,448)
Basic and diluted loss per share	($0.13)	($0.09)	($0.26)	($0.20)
Weighted average shares outstanding	25,059	24,575	24,927	22,621

STAAR Surgical Company
Global Sales
(in 000’s)

	Three Months Ended			Three Months Ended
	June 30	July 1,		June 30	July 1,
	2006	2005	% Change	2006	2005	%Change
Geographic Sales
United States	$5,987	$5,087	18%	$11,139	$10,067	11%
Germany	5,278	5,782	-9%	10,522	11,998	-12%
Australia	563	744	-24%	1,080	1,365	-21%
Other	2,733	2,297	19%	5,135	4,158	23%
Total Sales	$14,561	$13,910	5%	$27,876	$27,588	1%
Product Sales
Cataract	$10,945	$12,044	-9%	$21,601	$24,174	-11%
Refractive	3,454	1,669	107%	5,938	3,045	95%
Glaucoma	162	197	-18%	337	369	-9%
Total Sales	$14,561	$13,910	5%	$27,876	$27,588	1%

STAAR Surgical Company
Condensed Consolidated Balance Sheet
(in 000’s)

	June 30,	December 30,
	2006	2005
	—	Audited
Cash, cash equivalents, and short-term investments	$8,520	$12,708
Accounts receivable, net	6,746	5,100
Inventories, net	14,115	14,699
Prepaids, deposits, and other current assets	2,007	1,763
Total current assets	31,388	34,270
Investment in joint venture	157	283
Property, plant, and equipment, net	5,559	5,595
Patents and licenses, net	4,679	4,920
Goodwill, net	7,534	7,534
Other assets	237	153
Total assets	$49,554	$52,755
Notes payable	$1,786	$1,676
Accounts payable	4,453	4,014
Other current liabilities	5,567	5,845
Total current liabilities	11,806	11,535
Other-long term liabilities	1,094	854
Total liabilities	12,900	12,389
Stockholders’ equity — net	36,654	40,366
Total liabilities and equity	$49,554	$52,755

Reconciliation of Non-GAAP Financial Measure to the Comparable GAAP

Financial Measure	(Unaudited)

A. Reconciliation of Cash Usage to Decrease in Cash and Cash Equivalents in Statement of Cash Flows

	Three Months Ended		Six Months Ended
	June 30,	July 1,	June 30,	July 1,
	2006	2005	2006	2005
Decrease in Cash and Cash Equivalents	($1,323)	($644)	($4,367)	($1,430)
Less Purchase of short-term investments	(179)	(1,530)	(179)	(15,300)
Less Sale of short-term investments	0	335	0	6,600
Less Proceeds from private placement	0	13,421	0	13,421
Cash Usage	($1,144)	($12,870)	($4,188)	($6,151)

Notes to Reconciliations of Non-GAAP Financial Measures to the Comparable GAAP Financial Measures

Cash Usage — The Cash Usage financial measure is not prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and excludes the purchase and sale of short-term investments from cash used in investing activities and proceeds from private placement capital expenditures from cash provided by financing activities. Cash Usage is not a measurement of liquidity under GAAP and should not be considered as an alternative to net income, operating income, cash used in investing activities, cash provided by financing activities, or the change in cash and cash equivalents on the Consolidated Balance Sheets and may not be comparable with cash usage as defined by other companies.

Management believes Cash Usage financial information provides meaningful supplemental information regarding our performance and liquidity by excluding the purchase and sale of short term investments and proceeds from private placements in order to show the cash usage by us during normal operations. STAAR believes that this financial information is useful to our management and investors in assessing STAAR’s historical performance and liquidity and when planning, forecasting and analyzing future periods.